Exhibit 25.2(h)(2)

Closed-End Fund Distribution Services Agreement

This Closed-End Fund Distribution Services Agreement (this “Agreement”) made as of November ___, 2021, by and between First Trust Capital Management L.P. (formerly Vivaldi Asset Management, LLC), a Delaware limited partnership (the “Adviser”), and First Trust Portfolios L.P., an Illinois limited liability company (the “Distributor”).

Whereas, the Adviser serves as investment adviser to each of the closed-end investment companies, registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “Act”), listed on Exhibit A hereto (the “Existing Funds”);

Whereas, the Existing Funds have retained the Distributor to serve as distributor of shares of the Existing Funds pursuant to a distribution agreement dated the date hereof (the “Distribution Agreement”), and the Adviser has agreed to compensate the Distributor for such services as set forth below; and

Whereas, future closed-end investment companies advised by the Adviser (the “Future Funds”) may also retain the Distributor to serve as distributor of their shares pursuant to the Distribution Agreement and such Future Funds may also hereafter be made applicable to this Agreement if approved and set forth in Exhibit A hereto, as amended from time to time (each such Existing Fund and Future Fund is a “Fund” and collectively, the “Funds” and shares of the Funds are hereafter “Shares”).

Now, Therefore, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the Adviser and the Distributor hereby agree as follows:

Section 1.            Services.

The Distributor will provide each Fund which the Adviser manages with the distribution support services set forth in the Distribution Agreement, which is attached hereto as Exhibit B.

Section 2.            Compensation and Compensation Reports.

(a)            The Adviser shall pay the Distributor a quarterly fee equal to 0.20% (twenty (20) basis points) of the average daily net assets, calculated quarterly (the “AUM Fee”), of each Fund. For illustrative purposes only, if the average daily net assets of a Fund during the period beginning on January 1 and ending on March 31 equals $100,000,000, then the AUM Fee for the period ending on March 31 will be equal to $100,000,000 multiplied by 0.002 divided by 4.

(b)            If this Agreement commences or terminates with respect to a Fund other than on the first day of a calendar quarter, the AUM Fee shall be prorated for such quarter. The AUM Fee shall be payable by the Adviser in arrears on a quarterly basis within 15 calendar days after the end of the quarter (the “Payment”). Together with the Payment, the Adviser shall provide the Distributor with a written report (the “AUM Fee Report”) setting forth (i) the average daily net assets of each Fund during the respective period, and (ii) the Adviser’s calculation of the AUM Fee for such calendar quarter.

(c)            If, within fifteen (15) calendar days following delivery of the AUM Fee Report, the Distributor does not deliver a written objection thereto to the Adviser, then the Distributor will be deemed to have consented to the AUM Fee Report. If, however, the Distributor delivers a written objection notice to the Adviser within fifteen (15) calendar days following delivery of the AUM Fee Report (“AUM Fee Objection”), the Distributor shall be permitted, at its sole expense and discretion, to audit and make copies of the Adviser’s books and records with regard to the Funds (subject to redaction of applicable customer information that is necessary for the Adviser to comply with applicable laws, including, but not limited to, privacy laws) and to provide the Adviser with a competing computation of the AUM Fee based on such audit (“Competing AUM Fee Computation”) within thirty (30) calendar days following the delivery of the AUM Fee Objection. Within fifteen (15) calendar days following the Distributor’s delivery of the AUM Fee Objection or the Competing AUM Fee Computation, whichever is later (the “AUM Fee Computation Deadline”), the Distributor and the Adviser shall negotiate in good faith to attempt to resolve their disagreement. If the Distributor and the Adviser resolve such disagreement, with respect to the difference between the Payment paid by the Adviser and the fee determined to be owed pursuant to these negotiations, the applicable party shall pay the party owed such difference within fifteen (15) calendar days of the resolution.

Should such negotiations not result in a resolution to the disagreement within thirty (30) calendar days of the AUM Fee Computation Deadline, the issues remaining in dispute may be submitted to an accounting firm with a regional reputation mutually agreed upon by the Distributor and the Adviser (the “Neutral Auditor”). The Distributor and the Adviser shall furnish or cause to be furnished to the Neutral Auditor and the other party hereto such work papers and other documents and information relating to the disputed issues as they may deem necessary or appropriate or as the Neutral Auditor may request and are available to that party or its agents. Further, the Distributor and the Adviser shall each be afforded the opportunity to present to the Neutral Auditor any material relating to the disputed issues the respective party considers appropriate or necessary and to discuss the issues with the Neutral Auditor; provided that no party shall have any discussions with the Neutral Auditor without first providing the other party with fifteen (15) days’ prior written notice of such discussions and a reasonable opportunity to attend, observe or otherwise participate in such discussions. The fees and expenses of the Neutral Auditor shall be borne (a) by the Distributor in the event the AUM Fee set forth in the AUM Fee Report are equal to or greater than the fee determined by the Neutral Auditor or (b) by the Adviser in the event the AUM Fee set forth in the AUM Fee Report are less than the fee determined by the Neutral Auditor. The Neutral Auditor shall deliver to the Distributor and the Adviser a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination) of the disputed items (the “Neutral Auditor’s Report”) within thirty (30) calendar days of its engagement or as otherwise mutually agreed among the parties and the Neutral Auditor in the manner set forth in Section 8 hereof. The Neutral Auditor’s determination in its Neutral Auditor’s Report will be final, binding and conclusive on the parties. The AUM Fee shall be revised to the extent necessary to reflect any resolution by the Distributor and the Adviser and/or any final resolution made by the Neutral Auditor in accordance with this Section. With respect to the difference between the Payment paid by the Adviser and the fee determined by the Neutral Auditor, the party shall pay the other party owed such difference within fifteen (15) calendar days of the delivery of the Neutral Auditor’s Report to the parties.

Section 3.            Term and Termination.

(a)            This Agreement will become effective upon the date for each Fund set forth in Exhibit A and will continue in effect throughout the term of the Distribution Agreement applicable to such Fund. This Agreement will terminate automatically with respect to a Fund upon any termination of the Distribution Agreement with such Fund; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to pay to the Distributor all fees to which the Distributor is entitled pursuant to the Distribution Agreement for services performed for the respective Fund through such termination date. For purposes of clarity, the termination of this Agreement with respect to one Fund will not terminate the Agreement for the other Funds.

(b)            This Agreement may be terminated with respect to a Fund by the Adviser upon sixty (60) days’ written notice to the Distributor in the event the Adviser no longer serves as investment adviser to such Fund; provided that prior to or on such termination date, the Adviser pays to the Distributor all compensation due as of such termination date.

(c)            This Agreement may be terminated with respect to a Fund by the Distributor upon sixty (60) days’ written notice to the Adviser.

Section 4.            Rights and Obligations of the Adviser and the Distributor.

The Adviser shall be responsible for the accuracy and completeness of information concerning its organization and sales channels that the Adviser furnishes to the Distributor in connection with the Distributor’s provision of services pursuant to the Distribution Agreement on behalf of the respective Fund.

Section 5.            Representations and Warranties.

(a)            The Adviser represents and warrants the following:

(i)            this Agreement has been duly authorized by the Adviser and, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(ii)            the contractual advisory fees that the Adviser charges a Fund do not contain any component for the purpose of paying for fund distribution;

(iii)            it is in material compliance with all laws, rules and regulations applicable to it;

(iv)            the Adviser will pay, or cause one of its affiliates to pay, to financial intermediaries, or will reimburse the Distributor in advance in full for the payment to financial intermediaries of, any and all upfront commissions on sales of Shares as set forth in the Registration Statement of the applicable Fund, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares; and

(v)            this Agreement has been disclosed to the Board of Trustees of the applicable Fund (each a “Board”), and the Adviser has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board’s review or approval of the arrangements contemplated hereunder, including amounts expended by the Adviser hereunder.

(b)            The Distributor represents and warrants the following:

(i)            it is a duly registered broker-dealer in good standing with the Financial Industry Regulatory Authority, Inc. (“FINRA”), and shall immediately notify the Adviser should the foregoing no longer be true during the term of this Agreement;

(ii)            it is in material compliance with all laws, rules and regulations applicable to it, including but not limited to the rules and regulations promulgated by FINRA; and

(iii)          this Agreement has been duly authorized by the Distributor and, when executed and delivered, will constitute a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

Section 6.            Confidentiality.

During the term of this Agreement, the Distributor and the Adviser may have access to confidential information relating to matters such as either party’s business, procedures, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Adviser which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to the non-disclosing party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other’s Confidential Information. Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if

(i) required by law, regulation or legal process or if requested by any regulatory agency with jurisdiction over the Distributor, the Fund or the Adviser; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; or (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly (i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.

Section 7.            Limitation of Liability; Indemnification.

The Distributor shall not be liable to the Adviser or a Fund for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents, directors, officers or employees) of its obligations and duties under this Agreement or the Distribution Agreement. The Adviser shall indemnify and hold harmless the Distributor, its affiliates and each of their respective employees, partners, agents, directors and officers from and against, any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, expenses, assessments, taxes, losses, damages, costs, charges and counsel fees incurred in connection therewith (collectively, “Losses”) arising out of or related to the arrangement contemplated under this Agreement, except to the extent that Losses result from the Distributor’s bad faith, willful misfeasance, or gross negligence or its reckless disregard of its express obligations and duties hereunder.

Section 8.            Notices.

Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and shall be delivered by registered or overnight mail and electronic mail to the address of the party specified below or to such other person or address as such party may designate for receipt of notice:

(i) To Distributor:	(ii) To Adviser:

First Trust Portfolios L.P. 120 E. Liberty Drive Wheaton, IL 60187 Attn: General Counsel Phone: (630) 765-8798 Email: SJardine@ftportfolios.com	First Trust Capital Management L.P. 225 West Wacker, Suite 2100 Chicago, IL 60606 Attn: General Counsel Phone: 312-248-8300 Fax: 847-386-2910 Email: mbassewitz@vivaldicap.com

Section 9.            Assignment.

This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 10.          Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Illinois without regard to the conflicts of law principles thereof and applicable federal law and rules thereunder. To the extent the laws of the State of Illinois conflict with federal law or such rules thereunder, the latter shall control.

Section 11.          Forum Selection.

Any action brought on or with respect to this Agreement or any other document executed in connection herewith or therewith by a party to this Agreement against another party to this Agreement shall be brought only in a court of competent jurisdiction in Chicago, Cook County, Illinois, or if venue does not lie in any such court only in a court of competent jurisdiction within the State of Illinois (the “Chosen Courts”). Each party to this Agreement (a) consents to jurisdiction in the Chosen Courts; (b) waives any objection to venue in any of the Chosen Courts; and (c) waives any objection that any of the Chosen Courts is an inconvenient forum. In any action commenced by a party hereto against another party to the Agreement, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

Section 12.            Miscellaneous.

(a)            Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)            This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

(c)            If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision, provided, however, the provisions governing the payment the compensation described in Section 2 are not severable.

(d)            This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(e)            No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(f)            Reports for fees and expenses due to the Distributor hereunder shall be sent by the Adviser to the address furnished below unless and until changed by the Distributor (the Distributor to provide reasonable advance notice of any change of billing address to the Adviser):

To Distributor:

First Trust Portfolios L.P.
120 E. Liberty Drive
Wheaton, IL 60187
Attn: General Counsel
Phone: (630) 765-8798
Email: SFriske@ftportfolios.com

With a copy to: SJardine@ftportfolios.com

(g)            Capitalized terms not otherwise defined herein shall have the meanings set forth in the Distribution Agreement.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

First Trust Portfolios L.P.		First Trust Capital Management L.P.

By:		By:
	Name:		Name:
	Title:		Title:

[Signature page to Closed-End Fund Distribution Services Agreement]

Exhibit A

Fund Table

Fund	Effective Date
First Trust Alternative Opportunities Fund (formerly The Relative Value Fund)

Exhibit B

Distribution Agreement